EXHIBIT 10.10

To:  Mark Scott

From:  Ron Erickson

Date:  May 5, 2010

Visualant Term Sheet

Position:  Chief Financial Officer, Secretary and Treasurer

Term:  Two years

Cash compensation:  $2,000 per month until cash is available at which time cash compensation shall be increased to $8,000 per month.

Bonus cash compensation shall be at the discretion of the senior executive and the board of directors.

Benefits:  Post funding at discretion of recipient and equivalent to other employees in the company.

Stock:  1,000,000 shares of common stock to be granted upon signing, subject to board approval.

200,000 issued on signing subject to 144 only

800,000 subject to repurchase by the Company for @ $0.02 per share at my request.  The repurchase right shall terminate as to 100,000 shares at the end of every three month period of the two year term.

The stock portion of this term sheet is subject to the approval of the board of directors of Visualant.

If this proposal is acceptable to you, please sign below and I will convert this term sheet into a letter agreement and present it to the board for approval.

I look forward to a fun and rewarding experience working together.  Please let me know if you have any questions.  I want to obtain board approval of our agreement this week.

Accepted the 5th day of May, 2010.

/s/ Mark Scott

Mark Scott